Exhibit 99.1
2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News
December 3, 2014
Contact: Lucy Ryan
Tel: 703 876 3631
lryan@generaldynamics.com

General Dynamics Appoints Johnson as Information Systems and Technology Group Executive; Heebner to Retire

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected S. Daniel Johnson to be executive vice president, Information Systems and Technology, effective January 1, 2015, to succeed David K. Heebner, who has informed the company of his intention to retire on December 31, 2014. Johnson will also continue in his role as president of General Dynamics Information Technology, a business unit of General Dynamics.

In announcing the board’s action, Phebe N. Novakovic, chairman and chief executive officer, said, “David Heebner has had an exemplary career at General Dynamics, having served in leadership positions in all of our defense businesses and at corporate headquarters. He has been an invaluable resource for the entire General Dynamics team and he will be greatly missed.”

“Dan Johnson is a proven leader, with the management and operations experience to ensure the Information Systems and Technology businesses continue to meet the needs of our customers, our employees and our shareholders,” Novakovic said.

As executive vice president for the Information Systems and Technology group, Johnson will be responsible for General Dynamics Information Technology and General Dynamics Mission Systems.

Johnson, 67, has been president of General Dynamics Information Technology and a vice president of General Dynamics since March 2008. Previously, he served as executive vice president and chief operating officer of General Dynamics Information Technology. At the time of General Dynamics’ acquisition of Anteon Corporation in 2005, Johnson was chief operating officer of Anteon, a position he had held since 2003. Prior to Anteon, Johnson ran the government business for BearingPoint, Inc., and was a partner at KPMG. Johnson served in the U.S. Navy from 1969 to 1975. He is a graduate of the U.S. Naval Academy.

Heebner, 69, became group executive of the Information Systems and Technology group in March 2013. He had been the executive vice president and group executive for Combat Systems since May 2010. He was the group executive for company’s Marine Systems group from October 2008 until 2010. Previously, he was president of General Dynamics Land Systems, from July 2005 to 2008. Heebner also has been senior vice president – planning and development, since March 2002, and vice president – strategic planning, since joining General Dynamics in January 2000. Prior to joining the company, Heebner served nearly 33 years in the U.S. Army, retiring at the rank of Lieutenant General.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 93,500 people worldwide. The company is a market leader in business aviation; combat vehicles, weapons systems and munitions; shipbuilding; and communication and information technology systems. More information about the company is available at www.generaldynamics.com.

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